Exhibit 99.(a)(1)(E)

FORM OF CONFIRMATION OF RECEIPT OF NOTICE OF WITHDRAWAL

RE: CONFIRMATION OF RECEIPT OF NOTICE OF WITHDRAWAL

Dear                                 :

This letter confirms our receipt of your Notice of Withdrawal rejecting Orthovita, Inc.’s (“Orthovita”) Offer to Issue Common Stock in Exchange for Outstanding Options to Purchase Common Stock, dated November 19, 2007 (the “Offer”) and nullifying your previously submitted Election Form. Please note that the Notice of Withdrawal completely withdraws you from the Offer and cannot be used to make changes to your previously submitted Election Form. If you would like to change your election with respect to particular options only, you should submit a new Election Form instead.

In addition, you may change your mind and re-accept the Offer by completing and delivering a new Election Form at any time prior to 5:00 p.m. Eastern Time on December 20, 2007.

You may email questions about the Offer to investorrelations@orthovita.com or call (610) 640-1775.

Sincerely,
/s/ Antony Koblish
President and Chief Executive Officer